Exhibit 99.1

Wecast Network Reports Q1 2017 Results

•    Top line Q1 2017 revenue of $33 Million USD (26x Q1 2016 and 7x Full Year 2016)

•    Investor Update Call Rescheduled Today for 4:15 p.m. ET

New York, NY, May 15, 2017 – Wecast Network, Inc. (NASDAQ: WCST) (“Wecast” or the “Company” or “WCST”), announced today its Q1 2017 operating results for the period ending March 31, 2017 (a full copy of the Company’s quarterly report on Form 10-Q will also be posted at www.sec.gov).

Conference Call: CEO Bing Yang, Chairman Bruno Wu and CFO Simon Wang will host a conference call at 4:15 p.m. ET today (the conference call time was moved from 8:00 a.m ET based solely on last-minute internal scheduling conflicts).

To join the webcast, please visit the ‘Webcasts and Events’ section of the WCST corporate website, (http://corporate.wecastnetworkinc.com), or call the toll-free dial-in number: 877-407-3107; International callers should dial: 201-493-6796.

WCST Q1 2017 OPERATING RESULTS

Revenue for the three months ending March 31, 2017 was $33.2 million as compared to $1.3 million for the same period in 2016, an increase of approximately $31.9 million, or 2512%. The increase was primarily due to our new business lines acquired in January 2017 and one time consulting services that we provided to several customers. This was partially offset by a decrease of our legacy YOD business in the amount of $0.5 million, as the legacy YOD business shifts to the new exclusive distribution agreement with Zhejiang Yanhua Culture Media Co., Ltd. ("Yanhua ") which was announced in Q4 2016.

Cost of revenues was approximately $29.3 million for the three months ending March 31, 2017, as compared to $0.9 million for the three months ending March 31, 2016. Our cost of revenues increased by $28.4 million which is in line with the increase of revenues. Our cost of revenues is primarily comprised of electronic products purchasing costs from Wecast Services.

Gross profit margin for the three months ending March 31, 2017 decreased from 27.88% in the same period 2016 to 11.52%, mainly due to the shift to the Wecast Services business from the legacy YOD business.

Selling, general and administrative (“SG&A”) expenses for the three months ending March 31, 2017 was $1.3 million as compared to $2.2 million for the same period in 2016, a decrease of approximately $0.9 million or 42%. Salaries and compensation (a component of SG&A) for the three months ending March 31, 2017 was $0.8 million, a decrease of $0.6 million. Rent expenses for the three months ending March 31, 2017 was $0.1 million, a decrease of $0.1 million. The decreases were mainly attributable to certain existing employees and offices that had been used to provide consulting services, whose cost was recorded and shifted to cost of sales in the three months ending March 31, 2017.

Travel and entertainment expenses for the three months ending March 31, 2017 was $0.4 million, a decrease of $0.3 million while advertising and promotion expenses for the three months ending March 31, 2017 was $0.02 million, a decrease of $0.03 million. This was due to the legacy YOD business transition to the Yanhua Partnership (announced Q4 2016), which reduced sales expenses related to that part of our business.

Professional fees for the three months ending March 31, 2017 was $0.3 million as compared to $0.4 million in the same period in 2016, a decrease of approximately $0.1 million. This was mainly due to a decrease in audit and valuation fees.

Basic and diluted earnings per share for Q1 2017 was $0.04 as compared to a $0.09 loss per share in the same period 2016.

Chairman Bruno Wu stated, “As the Company was able to recognize revenues from new businesses from the very beginning of the quarter, revenues for Q1 2017 were approximately $33 million dollars, or 26 times more than revenues for the same period Q1 2016 and 7 times more than revenues for ALL of 2016. Revenues in Q1 2017 were mostly attributable to the new business model or the Wecast Services Group, a business vertical that resides under the Product Sales Cloud, and was formed with the recent acquisitions of M.Y. Products, Sun Video Group and Wide Angle Group announced in early January. More specifically, revenues were generated from our first product vertical, consumer electronics, as well as our supply chain management services. We intend to add more product verticals beyond consumer electronic and as these categories grow and scale, and new product verticals and services are offered, we expect gross margins to expand as well as the year continues. We are also working diligently on launching and expanding our other 2 cloud services, the Brand Intellectual Property Cloud and the Financial Product Transactional Cloud, which have been described on our prior earnings call as well as in our recently published investor presentation.”

“While we will not be providing any guidance into Q2 revenues today, based on the progression we have seen thus far and the ramp up that we anticipate, we are reiterating our full year top line revenue guidance of $300 million USD.”

“Finally, I am extremely proud of the hard work and determination of our team led by Mr. Bing Yang. While there is still a tremendous amount of work to be done, the progression that has been made thus far on building an efficient and valuable platform and tool for our business customers has been extremely exciting to witness. We have a strong leadership group and employee pool in place, all of whom consider themselves fully aligned with our external stakeholders and are determined to create a total business, technology and financial services platform that will ultimately drive shareholder value to new heights.”

About Wecast Network, Inc. (http://corporate.wecastnetworkinc.com)

Wecast Network (NASDAQ: WCST) is aiming to be the leading provider of total B2B business solutions for today’s constantly evolving business landscape. With a focus on “BASE” or Blockchain, Artificial Intelligence, Supply Chain & Exchanges, Wecast is organized into three cloud-based categories and business units: Brand Intellectual Property Cloud, Product Sales Cloud and the Transactional Cloud. With the three clouds functioning both independently and interdependently, Wecast is creating a vertical, transactional and flexible platform for today’s global enterprises..

The Company’s mission and vision is to be the world’s leading cloud-based, total B2B enterprise solution & platform provider that empowers businesses to grow with Big Data technology.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

VP, Strategy & Investor Relations

Wecast Network, Inc.

212-206-1216

Financial Tables Follow

Wecast Network, Inc., Its Subsidiaries and Variable Interest Entity

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2017	March 31, 2016
Revenue	$33,164,351	$1,269,726
Cost of revenue	29,342,379	915,780
Gross profit	3,821,972	353,946
Operating expenses:
Selling, general and administrative expenses	1,265,172	2,165,053
Professional fees	267,133	367,446
Depreciation and amortization	196,211	97,463
Total operating expenses	1,728,516	2,629,962
Income (loss) from operations	2,093,456	(2,276,016)
Interest and other income/(expense):
Interest expense, net	(41,557)	(33,473)
Change in fair value of warrant liabilities	(270,116)	37,023
Equity in loss of equity method investees	(43,746)	(10,348)
Others	(99,570)	162
Income (loss) before income taxes	1,638,467	(2,282,652)
Income tax benefit	-	8,612
Net income (loss)	1,638,467	(2,274,040)

Net loss attributable to non-controlling interest	(574,412)	(137,569)
Net income (loss) attributable to Wecast Network, Inc. shareholders	$2,212,879	$(2,136,471)

Basic and diluted earnings (loss) per share	$0.04	$(0.09)
Weighted average shares outstanding:
Diluted	60,715,721	24,484,562
Basic	55,382,002	24,484,562